Exhibit 99.77K
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SUB-ITEM 77K:  Changes in registrant's certifying accountant


     On March 15, 2005, Deloitte & Touche LLP was removed as the independent registered public accounting firm for the EARNEST Partners Fixed Income Trust, The Brown Capital Management Equity Fund, The Brown Capital Management Balanced Fund, The Brown Capital Management Small Company Fund, The Brown Capital Management International Equity Fund, and The Brown Capital Management Mid-Cap Fund ("Funds") of The Nottingham Investment Trust II. Deloitte & Touche LLP was previously engaged as the independent registered public accounting firm to audit the Funds' financial statements.

     Deloitte & Touche LLP issued reports on the Funds' financial statements as of March 31, 2005 and 2004. Such reports did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

     The decision to remove Deloitte & Touche LLP was approved by the Funds' Audit Committee and ratified by the Funds' Board of Trustees.

     At no time preceding the removal of Deloitte & Touche LLP were there any disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report. At no time preceding the removal of Deloitte & Touche LLP did any of the events enumerated in paragraphs (1)(v)(A) through (D) of Item 304(a) of Regulation S-K occur.

     The Funds engaged Briggs, Bunting & Dougherty, LLP as their new independent registered public accounting firm on March 15, 2005. At no time preceding the engagement of Briggs, Bunting & Dougherty, LLP did the Funds consult Briggs, Bunting & Dougherty, LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds' financial statements, or
(ii) any matter that was either the subject of a disagreement or a reportable event, as such terms are defined in Item 304 of Regulation S-K.

     The Funds have provided Deloitte & Touche LLP with a copy of these disclosures and has requested Deloitte & Touche LLP to furnish the Funds with a letter addressed to the Commission stating whether it agrees with the statements made by the Funds herein and, if not, stating the respects in which it does not agree.